CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have reviewed the entire S-1/A filing statement for Daniels Corporate Advisory, Inc.We have also analyzed the analytical sections and their conclusions as derived from the Audited Financial Statements we prepared. We are in agreement as to their correctness as presented in this document. We hereby consent to the use of our Audited Financial Statements as they appear in the S-1/A Document in their entirety.

/s/ John Scrudato CPA

Califon New Jersey

September 27, 2010